Exhibit 99.1

Eaton Corporation Corporate Communications Eaton Center Cleveland, OH 44114 Tel: (216) 523-5304 Email: kellymjasko@eaton.com

Date	December 20, 2007
For Release	Immediately
Contact	Kelly Jasko, (216) 523-5304
Gary Klasen, (216) 523-4736
Vivian Xiao, Asia-Pacific, (86-21) 6387 9988-634
Eaton Agrees To Acquire The Moeller Group And Launches Tender Offer To
Acquire Phoenixtec Power Company Ltd.
CLEVELAND ... Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced plans for two electrical acquisitions, one in Europe and one in Asia Pacific, which will significantly increase the capabilities, size, and geographic breadth of Eaton’s electrical business. The acquisitions’ combined estimated sales for the year ending December 31, 2007 are approximately $2.0 billion.
The European acquisition is of The Moeller Group, a leading supplier of components for commercial and residential building applications, and industrial controls for industrial equipment applications. The company sells products primarily to customers in Western and Eastern Europe and in Asia Pacific. The agreed purchase price is €1.55 billion (US $2.23 billion). The transaction, expected to close in the first quarter of 2008, is subject to regulatory approvals and other customary closing conditions.
Based in Bonn, Germany, The Moeller Group has estimated sales of €1.02 billion (US $1.47 billion) and EBITDA of €170 million (US $245 million) for the 12 months ending December 31, 2007. The company has 15 global production facilities, sales offices in more than 90 countries, and approximately 8,700 employees.
Eaton also announced a tender offer today for all the shares of Phoenixtec Power Company Ltd., a company listed on the Taiwan Stock Exchange, which will be launched on December 21. Phoenixtec manufactures single- and three-phase uninterruptible power supply (UPS) systems that are sold globally. Phoenixtec has leading positions in UPS markets particularly in China, Southeast Asia, and Eastern Europe.
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Eaton’s offer price is NT $50 per share (US $1.54 per share). Assuming 100 percent of Phoenixtec outstanding shares are purchased, the net purchase price would be US $565 million.
The chairman of Phoenixtec and company board members have entered into agreements to tender shares representing 25 percent of Phoenixtec’s shares to Eaton in this transaction. The offer remains subject to regulatory approvals and customary closing conditions, including the condition that a minimum of 51 percent of shares must be tendered to Eaton.
The estimated 2007 sales of Phoenixtec Power Company Ltd. are NT $16.1 billion (US $495 million) and the estimated 2007 EBITDA is NT $1.7 billion (US $52 million). Based in Taipei, Taiwan, the company has manufacturing facilities in China and Taiwan, and employs approximately 5,800 people.
“These two transactions further establish Eaton as a leading global supplier of electrical power distribution and control products as well as power quality equipment and systems,” said Alexander M. Cutler, Eaton chairman and chief executive officer. “Once these acquisitions close, our Electrical business will have annual revenues in excess of $7.5 billion. Further, Eaton’s mix of international revenues, based on final destination of our products, will be between 55 to 60 percent.
“Today’s actions clearly underscore Eaton’s success in expanding our Electrical business globally,” said Cutler. “The Moeller Group’s broad portfolio of power distribution and control products that meet International Electrotechnical Commission (IEC) standards, along with its strong distribution network in both Western and Eastern Europe and its large-scale production facilities in several Eastern European countries, will significantly expand our competitiveness in electrical markets outside the United States.
“We are equally excited about the acquisition of Phoenixtec,” said Cutler. “The company’s leadership position in the China and Taiwan power quality markets provides us a strong foundation to sell our entire range of power quality products. In addition, the company’s engineering capabilities and its manufacturing facilities in Taiwan and China provide us the
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products, technical knowledge, and competitive manufacturing footprint to greatly expand our global power quality business.”
Cutler added, “We expect these acquisitions to be neutral to our operating earnings per share in 2008, and accretive by $.25 to $.35 per share in 2009. Our outlook in 2008 for Eaton overall, inclusive of these acquisitions, is for revenues to grow 25 percent and operating earnings per share to grow between 15 percent to 20 percent.
“We intend to finance the acquisitions with a mixture of cash, debt and equity,” said Cutler. “Our intent is to manage the long-term debt and equity issuances in a manner to maintain our current “A” long-term debt credit rating.”
Notice of conference call: Eaton has scheduled a conference call and web presentation at 9 a.m. Eastern time on Thursday, December 20, to discuss this announcement with interested parties. All interested parties are invited to listen and view the live webcast via Eaton’s Internet site at www.eaton.com. The webcast will be accessible to interested listeners by clicking on the microphone on the right side of Eaton’s home page at the www.eaton.com Web site. Interested parties are encouraged to log on at least 10 minutes in advance. A replay of the webcast also will be available on the Web site following the event.
There is a simultaneous teleconference for those who wish to participate in the webcast. The dial in number is (800) 230-1085 in the United States and (612) 332-0226 from outside the United States. The conference leader’s name is Bill Hartman.
Eaton Corporation is a diversified industrial manufacturer with 2006 sales of $12.4 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 63,000 employees and sells products to customers in more than 140 countries. For more information, visit www.eaton.com.
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This news release contains forward-looking statements concerning the acquisition of The Moeller Group, the tender offer for shares in Phoenixtec Power Company Ltd., our acquisition financing, our long-term credit rating and our revenues and operating earnings for 2008 and 2009. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the Company, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These statements should be used with caution. They are subject to various risks and uncertainties, many of which are outside of our control. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; the failure of the expected number of Phoenixtec shareholders to tender their shares; failure to satisfy other closing conditions with respect to either of the acquisitions; the risks that the new businesses will not be integrated successfully or that we will not realize estimated cost savings and synergies; our ability to refinance the bridge loan on favorable terms and maintain our current long-term credit rating; unanticipated changes in the markets for our business segments; unanticipated downturns in business relationships with customers or their purchases from Eaton; competitive pressures on our sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. We do not assume any obligation to update these forward-looking statements.
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